Exhibit 99.1

FOR IMMEDIATE RELEASE

O’REILLY AUTOMOTIVE, INC., REPORTS SECOND QUARTER 2009 RESULTS

Sales increased 78% to $1.25 billion 90% increase in gross profit 31% increase in adjusted EPS

Springfield, MO, July 29, 2009 -- O’Reilly Automotive, Inc. (“O’Reilly” or “the Company”) (Nasdaq: ORLY) today announced record revenues and earnings for the second quarter ended June 30, 2009.

Sales for the three months ended June 30, 2009, totaled $1.25 billion, up 78% from $0.70 billion for the same period a year ago. Gross profit for the second quarter of 2009 increased to $604 million (or 48.2% of sales) from $317 million (or 45.0% of sales) for the second quarter of 2008, representing an increase of 90%. Selling, General and Administrative (“SG&A”) expenses increased to $454 million (or 36.3% of sales) for the second quarter of 2009 from $229 million (or 32.5% of sales) for the second quarter of 2008, representing an increase of 98%.

Net income for the second quarter ended June 30, 2009, totaled $86 million, up 53% from $56 million for the same period in 2008. Diluted earnings per common share for the second quarter of 2009 increased 29% to $0.62 on 137.5 million shares compared to $0.48 for the second quarter of 2008 on 116.5 million shares.

Sales for the first six months of 2009 totaled $2.42 billion, up 79% from $1.35 billion for the same period a year ago. Gross profit for the first six months of 2009 increased to $1.15 billion (or 47.5% of sales) from $0.61 billion (or 44.8% of sales) for the same period a year ago, representing an increase of 89%. SG&A expenses increased to $883 million (or 36.6% of sales) for the first six months of 2009 from $443 million (or 32.8% of sales) for the same period a year ago, representing an increase of 99%.

Net income for the first six months of 2009 totaled $148 million, up 45% from $102 million for the same period a year ago. Diluted earnings per common share for the first six months of 2009 increased 23% to $1.08 on 136.8 million shares compared to $0.88 for the same period a year ago on 116.4 million shares.

Commenting on the Company’s quarterly results, Greg Henslee, CEO and Co-President, stated, “We are pleased to report a solid consolidated comparable store sales increase of 4.8% for the quarter. Stores operating on the O’Reilly systems, including all of the Murray’s stores, which are in various conversion stages, as well as all fully-converted stores, generated a comparable store sales increase of 6.1%. This increase was comprised of a 7.8% increase at the “core O’Reilly” stores, a 3.4% decrease at the converted stores and an 11.9% decrease at the Murray’s stores. Stores operating on the legacy CSK systems achieved a third consecutive quarter of positive comparable store sales with a 2.1% increase. The converted and Murray’s stores comparable sales results include sales after the conversion to the O’Reilly systems and were negatively impacted by the change in systems, the disruption in business created by the closure of the stores during conversion and the ongoing remodeling once the stores were reopened. The converted stores have performed very well in the hard-part categories, which are the staple of the O’Reilly dual market strategy with the overall negative comps driven by non-core automotive sales made in the previous year. The layouts of many of the Murray's stores have been drastically changed to support our dual market strategy and their performance has been negatively impacted by the remodeling work that has been completed while the stores remained open.”

Comparable store sales for stores operating on the O’Reilly systems increased 7.1% for the first six months of 2009. Comparable store sales for stores operating on the legacy CSK systems increased 1.8% for the first six months of 2009. Consolidated comparable store sales increased 5.2% for the first six months of 2009.

Ted Wise, COO and Co-President, stated, “We opened 50 new stores during the second quarter, bringing our new store growth for 2009 through the end of June to 108 stores and keeping us on track to meet our goal of adding 150 new stores for the year. Our store conversion teams have been busy completing front room merchandise changeovers in the Murray’s locations, which we converted to the O’Reilly point-of-sale system in April. In addition, our conversion teams converted 41 other CSK branded stores to the O’Reilly Brand during the quarter, completing the first phase of our store conversion plan. Our new distribution center in Greensboro, North Carolina, opened as scheduled on May 11, and I would like to thank all of the dedicated Team Members that made the opening possible.” Mr. Wise added, “As we continue to grow the O’Reilly Brand across the country, our Team continues to focus on the fundamentals of providing industry-leading customer service to our Professional Installer and DIY customers in all our markets.”

The Company’s second quarter and year to date results include a charge related to the July 11, 2008, acquisition of CSK Automotive, Inc. (“CSK”). The non-cash charge to amortize the value assigned to CSK’s trade names and trademarks, which will be amortized over the next approximately one and a half years, to coincide with the anticipated conversion of CSK branded store locations to O’Reilly branded locations, is included in SG&A. Adjusted diluted earnings per share, excluding the impact of the acquisition related charge during the second quarter, increased 31% to $0.63 from the same period one year ago. For the first six months of 2009, adjusted diluted earnings per share, excluding the impact of the acquisition related charge, increased 25% to $1.10 from the same period one year ago. The impact of the acquisition related charge, net of tax, was as follows:

	Net Income		Diluted Earnings Per Share
	Three Months	Six Months	Three Months	Six Months
	Ended	Ended	Ended	Ended
	June 30, 2009	June 30, 2009	June 30, 2009	June 30, 2009
	(in thousands, except per share data)
Net income excluding acquisition-
related charges	$86,635	$150,804	$0.63	$1.10
Acquisition related charges, net of tax:
Amortization of trade names and
trademarks	1,120	2,454	0.01	0.02
Net income and diluted EPS	$85,515	$148,350	$0.62	$1.08

The Company estimates diluted earnings per share for the third quarter of 2009 to range from $0.53 to $0.57 and estimates diluted earnings per share for the year ended December 31, 2009, to range from $2.06 to $2.10. Excluding the expected impact of acquisition charges for trade names and trademarks related to the acquisition of CSK of $0.03 for the year ended December 31, 2009, adjusted diluted earnings per share is expected to range from $2.09 to $2.13.

Mr. Henslee added, “July 11 marked the first anniversary of our acquisition of CSK and, although there is much more work to be done, the integration is progressing well. As we look to the remainder of this year, we are excited about the opportunities to continue to grow our market share as we convert the CSK branded stores to the O’Reilly Brand and continue to expand our distribution capabilities in the CSK markets. I would like to thank all 44,000 members of Team O’Reilly for their hard work and dedication, and for their consistent execution of our dual market strategy; your efforts continue to drive our strong performance.”

Comparable store sales estimates for the third quarter and full year of 2009 are listed below:

	Three Months Ended	Twelve Months Ended
Comparable Store Brand	September 30, 2009	December 31, 2009
O'Reilly Branded & Converted	4.0% to 6.0%	4.0% to 6.0%
CSK Branded	1.0% to 3.0%	1.0% to 3.0%
Consolidated	3.0% to 5.0%	3.0% to 5.0%

This release contains certain financial information not derived in accordance with United States generally accepted accounting principles (“GAAP”). The Company does not, and nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. The Company believes that the presentation of financial results and estimates excluding the impact of a non-cash acquisition-related charge provides meaningful supplemental information to both management and investors that is indicative of the Company’s core operations. The Company excludes this item in judging its performance and believes this non-GAAP information is useful to investors as well. The Company has included a reconciliation of this additional information to the most comparable GAAP measures in the accompanying reconciliation table.

The Company will host a conference call July 30, 2009, at 10:00 a.m. central time to discuss its results as well as future expectations. Investors may listen to the conference call live on the Company’s web site, www.oreillyauto.com, by clicking on “Investor Relations” and then “News Room.” A replay of the call will also be available on the Company’s website following the conference call. We invite interested analysts to join our call. The dial-in number for the call is (706) 679-5789; the conference call ID number is 17369413.

O’Reilly Automotive, Inc. is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional installer markets. Founded in 1957 by the O’Reilly family, the Company operated 3,387 stores in 38 states as of June 30, 2009.

The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “expect,” “believe,” “anticipate,” “should,” “plan,” “intend,” “estimate,” “project,” “will” or similar words. In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing among other things, expected growth, store development, integration and expansion strategy, business strategies, future revenues and future performance. These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results. Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, competition, product demand, the market for auto parts, the economy in general, inflation, consumer debt levels, governmental approvals, our ability to hire and retain qualified employees, risks associated with the integration of acquired businesses including the acquisition of CSK Auto Corporation (“CSK”), weather, terrorist activities, war and the threat of war. Actual results may materially differ from anticipated results described or implied in these forward-looking statements. Please refer to the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2008, for additional factors that could materially affect our financial performance.

For further information contact:	Investor & Media Contacts Mark Merz (417) 829-5878 or Ashley Clark (417) 874-7249

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	June 30,	June 30,	December 31,
	2009	2008	2008
	(Unaudited)	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$41,024	$117,214	$31,301
Accounts receivable, net	118,538	97,186	105,985
Amounts receivable from vendors	64,728	42,571	59,826
Inventory	1,736,140	904,152	1,570,144
Deferred income taxes	92,619	--	64,028
Other current assets	32,721	20,182	44,149
Total current assets	2,085,770	1,181,305	1,875,433

Property and equipment, at cost	2,180,931	1,601,180	1,939,532
Accumulated depreciation and amortization	556,837	429,403	489,639
Net property and equipment	1,624,094	1,171,777	1,449,893

Notes receivable, less current portion	16,082	24,100	21,548
Goodwill	744,749	51,145	720,508
Deferred income taxes	15,129	--	28,767
Other assets, net	81,658	34,440	97,168
Total assets	$4,567,482	$2,462,767	$4,193,317

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$818,873	$446,013	$736,986
Income taxes payable	6,901	2,686	9,951
Self insurance reserve	69,024	34,003	65,170
Accrued payroll	47,394	25,075	60,616
Accrued benefits and withholdings	42,796	10,834	38,583
Deferred income taxes	--	10,765	--
Other current liabilities	154,645	53,223	134,064
Current portion of long-term debt	10,752	311	8,131
Total current liabilities	1,150,385	582,910	1,053,501

Long-term debt, less current portion	785,868	75,000	724,564
Deferred income taxes	--	27,592	--
Other liabilities	153,789	60,026	133,034

Shareholders' equity:
Common stock, $0.01 par value:
Authorized shares – 245,000,000
Issued and outstanding shares –136,129,931 as of
June 30, 2009, 115,761,048 as of June 30,
2008 and 134,828,650 as of December 31, 2008	1,361	1,158	1,348
Additional paid-in capital	994,789	457,041	949,758
Retained earnings	1,490,975	1,258,512	1,342,625
Accumulated other comprehensive income (loss)	(9,685)	528	(11,513)
Total shareholders’ equity	2,477,440	1,717,239	2,282,218
Total liabilities and shareholders’ equity	$4,567,482	$2,462,767	$4,193,317

Note: The balance sheet at December 31, 2008 has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Sales	$1,251,377	$704,430	$2,415,126	$1,350,650
Cost of goods sold, including warehouse and distribution
expenses	647,608	387,333	1,268,687	745,059
Gross profit	603,769	317,097	1,146,439	605,591
Selling, general and administrative expenses	454,094	228,709	883,428	443,047
Operating income	149,675	88,388	263,011	162,544

Other income (expense) , net
Interest expense	(10,961)	(837)	(23,021)	(2,208)
Interest income	361	1,189	787	2,089
Other, net	390	323	873	344
Total other income (expense) , net	(10,210)	675	(21,361)	225

Income before income taxes	139,465	89,063	241,650	162,769
Provision for income taxes	53,950	33,275	93,300	60,650

Net income	$85,515	$55,788	$148,350	$102,119

Net income per common share	$0.63	$0.48	$1.10	$0.88
Net income per common share - assuming dilution	$0.62	$0.48	$1.08	$0.88

Weighted-average common shares outstanding	135,773	115,696	135,410	115,541
Adjusted weighted-average common shares
outstanding – assuming dilution	137,548	116,509	136,846	116,400

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Six Months Ended
	June 30,
	2009	2008
Net cash provided by operating activities	$152,763	$215,468

Investing activities:
Purchases of property and equipment	(231,172)	(125,352)
Proceeds from sale of property and equipment	1,365	1,565
Payments received on notes receivable	1,923	2,444
Other	(3,316)	(4,570)

Net cash used in investing activities	(231,200)	(125,913)

Financing activities:
Proceeds from issuance of long-term debt	62,176	--
Tax benefit of stock options exercised	4,878	572
Principal payments on long-term debt and capital leases	(5,731)	(25,159)
Net proceeds from issuance of common stock	26,417	4,691
Other	420	--

Net cash provided by (used in) financing activities	88,160	(19,896)

Net increase in cash and cash equivalents	9,723	69,659
Cash and cash equivalents at beginning of period	31,301	47,555

Cash and cash equivalents at end of period	$41,024	$117,214

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION

	June 30,
	2009	2008
Inventory turnover (1)	1.5	1.6
Inventory turnover, net of payables (2)	2.9	3.1

AP to inventory (3)	47.2%	49.3%
Debt-to-capital (4)	24.3%	4.2%
Return on equity (5)	10.9%	12.0%
Return on assets (6)	5.9%	8.3%

	Three Months Ended
	June 30,
	2009	2008
Other Information (in thousands):
Capital Expenditures	$79,910	$66,166
Depreciation and Amortization (7)	$38,057	$22,039
Interest Expense	$10,961	$836
Lease and Rental Expense	$56,843	$14,545

Sales per weighted-average square foot – O’Reilly Brand (8)	$53.65	$53.77
Sales per weighted-average square foot – CSK Brands (8)	$49.22

Square footage (in thousands) – O’Reilly Brand	16,567	13,092
Square footage (in thousands) – CSK Brands	7,359

Sales per weighted-average store (in thousands) – O’Reilly Brand (9)	$376	$367
Sales per weighted-average store (in thousands) – CSK Brands (9)	$353

Total employment	43,841	25,136

	Store Count
	O'Reilly	Checker	Schuck's	Kragen	Murray's	Total
January 1, 2008	1,830	--	--	--	--	1,830
New	154	2	1	1	--	158
CSK Acquisition	--	489	217	495	141	1,342
Merged	--	(35)	--	--	--	(35)
Converted	51	(51)	--	--	--	--
Closed	(4)	(3)	(2)	(1)	--	(10)
December 31, 2008	2,031	402	216	495	141	3,285
New	107	--	1	--	--	108
Merged	--	(6)	--	--	--	(6)
Converted	213	(72)	--	--	(141)	--
June 30, 2009	2,351	324	217	495	--	3,387

(1)	Calculated as cost of sales for the last 12 months divided by average inventory. Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the numerator.
(2)	Calculated as cost of sales for the last 12 months divided by average net inventory. Average net inventory is calculated as the average of inventory less accounts payable for the trailing four quarters used in determining the numerator.
(3)	Accounts payable divided by inventory.
(4)	The sum of long-term debt and current portion of long-term debt, divided by the sum of long-term debt, current portion of long-term debt and total shareholders’ equity.
(5)	Last 12 months net income, before the impact of one-time charges related to the acquisition of CSK, divided by average shareholders’ equity. Due to the one-time nature of the CSK related charges, these adjustments are made to provide comparable results. Average shareholders’ equity is calculated as the average of shareholders’ equity for the trailing four quarters used in determining the numerator.
(6)	Last 12 months net income, before the impact of one-time charges related to the acquisition of CSK, divided by average total assets. Due to the one-time nature of the CSK related charges, these adjustments are made to provide comparable results. Average total assets is calculated as the average total assets for the trailing four quarters used in determining the numerator.
(7)	Includes acquisition-related amortization of trade names and trademarks.
(8)	Total sales less jobber sales, divided by weighted-average square feet. Weighted-average sales per square foot is weighted to consider the approximate dates of store openings or expansions.
(9)	Total sales less jobber sales, divided by weighted-average stores. Weighted-average sales per store is weighted to consider the approximate dates of store openings or expansions.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(Unaudited)
(In thousands, except per share data)

	Three Months Ended	Six Months Ended
	June 30, 2009	June 30, 2009
Adjusted net income	$86,635	$150,804
Trade names and trademarks amortization, net of tax	1,120	2,454
Net income (GAAP)	$85,515	$148,350

Adjusted weighted-average common shares
outstanding – assuming dilution	137,548	136,846

Adjusted net income per share - diluted (Non-GAAP)	$0.63	$1.10
Net income per share - diluted (GAAP)	$0.62	$1.08